                                                                    EXHIBIT 10.1

March 29, 2001


Mr. David H. Hayden
Executive Chairman and Founder
Critical Path
320 First Street
San Francisco, CA 94105

Re: Finder and Advisory Agreement

Dear David:

This letter agreement sets forth the terms pursuant to which Critical Path, Inc. (the "Company") has agreed to engage Vectis Group, LLC and its subsidiaries and affiliates (collectively referred to herein as "Vectis Group") to act as a finder and advisor in connection with the private placement by the Company to Qualified Institutional Buyers (as defined in Rule 144A of Regulation D promulgated by the Securities and Exchange Commission) of up to $100 million of any capital stock (common, preferred, preference or otherwise) or other equity or ownership interest in the Company and any securities, warrants, options or other rights to acquire any such capital stock or other equity or ownership interest (the "Securities").

1. Appointment and Acceptance. The Company hereby appoints Vectis Group as a non-exclusive finder and advisor in connection with the proposed private placement of the Securities with one or more Qualified Prospective Purchasers (as defined below). Vectis Group hereby accepts such appointment, subject to the terms and conditions of this letter agreement. Vectis Group agrees that in its capacity hereunder it will use its commercially reasonable efforts to arrange introductions and provide such other advisory services and activities as may be agreed upon by Vectis Group and the Executive Chairman of the Company from time to time in connection with the private placement of the Securities. Such services include, without limitation, contacting potential purchasers of the Company's securities and assisting in the preparation of the Information (as defined below) and participating in discussions with potential purchasers of the Company's securities. For purposes of this Agreement, a "Qualified Prospective Purchaser" shall mean entities who are Qualified Institutional Buyers who Vectis Group and the Executive Chairman of the Company from time to time agree in writing are to be deemed Qualified Prospective Purchasers for purposes of this letter agreement.

2.      Fees and Expenses.

        (a) As compensation to Vectis Group for its services hereunder, the Company hereby agrees to pay Vectis Group as follows: promptly upon a closing (each, a "Closing") of a sale of the Securities to Vectis Group or any Qualified Prospective Purchaser, the Company hereby agrees to pay to Vectis Group a fee (each, a "Finder's Fee") in an amount equal to five percent

Mr. David H. Hayden
March 29, 2001
Page 2

(5%) of the gross proceeds raised by the Company pursuant to each such sale. Each Finder's Fee shall, at the option of Vectis Group, be payable in (i) cash;
(ii) shares of the Securities (of the type issued by the Company at such Closing) in an amount equal to (A) the Finder's Fee divided by (B) the gross proceeds raised divided by the number of Securities issued to Qualified Prospective Purchasers; or (iii) a combination of cash and shares of the Securities.

        (b) Promptly upon the request of Vectis Group, the Company will reimburse Vectis Group for its reasonable out-of-pocket expenses incurred during the term of this engagement with respect to or arising from the services rendered by Vectis Group hereunder, including, without limitation, the professional fees and disbursements of its advisors, including its legal counsel (it being understood that the retention of any advisor (other than legal counsel) by Vectis Group shall only be made with the prior approval of the Company).

        (c) All fees and expenses payable hereunder shall be paid net of all applicable withholding and similar taxes.

3.      Information.

        (a) The Company will furnish Vectis Group with all financial and other information concerning the Company as Vectis Group reasonably deems necessary or appropriate in connection with the performance by Vectis Group of the services contemplated by this engagement and in that connection will provide Vectis Group with access to the Company's officers, directors, employees, accountants, counsel and other representatives. The Company acknowledges and confirms that Vectis Group (i) will rely solely on such information in the performance of the services contemplated by this engagement without assuming any responsibility for independent investigation or verification thereof; (ii) assumes no responsibility for the accuracy or completeness of such information or any other information regarding the Company; and (iii) will not make any independent appraisal of the assets, operations or financial condition of the Company.

        (b) The Company will be solely responsible for any and all information concerning the Company used in connection with the placement of the Securities contemplated hereby and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities (all such information and communications are hereinafter referred to as the "Information"). The Company represents and warrants that the Information will not, as of the date of the offer or sale of the Securities or the Closing of any such sale, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company authorizes Vectis Group to provide the Information to Qualified Prospective Purchasers of the Securities. If at any time prior to the completion of the offer and sale of the Securities or the Closing of any such sale an event occurs as a result of which the Information (as then supplemented or amended) would

Mr. David H. Hayden
March 29, 2001
Page 3

include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Vectis Group of such event and Vectis Group will suspend solicitations of Qualified Prospective Purchasers of the Securities until such time as the Company shall prepare (and the Company agrees that, if it shall have notified Vectis Group to suspend solicitations after the Company has accepted orders from Qualified Prospective Purchasers, it will promptly prepare) a supplement or amendment to the Information which corrects such statement(s) or omission(s).

4. Exemption from Registration; Offer and Sale of Same or Similar Securities. It is understood that the offer and sale of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to section 4(2) thereof. The Company will not directly or indirectly, make any offer or sale of the Securities or of securities of the same or a similar class as the Securities if as a result the offer and sale of the Securities contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Act provided for in section 4(2) of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in section 2(3) of the Act.

5. Additional Restrictions on Company. In connection with all offers and sales of the Securities:

        (a) The Company will not offer or sell the Securities by means of any form of general solicitation or general advertising. The Company will not at any time during the term of this engagement, or for a period of six months following completion of the placement of the Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior consent of Vectis Group.

        (b) The Company will not offer or sell the Securities to any person who is not an "accredited investor" as defined in Rule 501 under the Act.

        (c) The Company will exercise reasonable care to ensure that the purchasers of the Securities are not underwriters within the meaning of section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act.

        (d) The Company will not make any Form D or other filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without Vectis Group's prior written consent, except where in the reasonable judgement of the Company or its counsel such filing is necessary in order to comply with securities laws.

        (e) The Company will cause to be delivered to Vectis Group the same opinions of counsel and accountants' letter agreements that it provides to purchasers of the Securities.

Mr. David H. Hayden
March 29, 2001
Page 4

        (f) The Company shall be deemed to make to Vectis Group all representations and warranties which it makes to purchasers of Securities in any purchase agreement or other document.

6. Compliance with State Securities Laws. The Company will take such action as is necessary to qualify the Securities for offer and sale under the securities laws of such states and other jurisdictions of the United States.

7. Indemnification. Since Vectis Group will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Vectis Group have entered into a separate letter agreement (the "Indemnification Agreement"), dated as of the date hereof, providing for the indemnification by the Company of Vectis Group and certain related persons and entities.

8.      Termination.

        (a) The engagement of Vectis Group hereunder (i) may be terminated at any time, with or without cause, by either the Company or Vectis Group, upon ten days' prior written notice thereof to the other party and (ii) shall terminate immediately upon the completion of the placement of all of the Securities contemplated hereby.

        (b) In the event of the termination of Vectis Group's engagement hereunder pursuant to clause (a)(i) above, Vectis Group shall be entitled to a full Finder's Fee in the event that at any time during the twelve-month period after any such termination the Company sells the Securities (or securities of the same or a similar class as the Securities) to any Qualified Prospective Purchaser which was contacted by Vectis Group in its capacity as a finder hereunder regarding the placement of the Securities contemplated hereby. Within fifteen days following any termination hereunder Vectis will confirm in writing the Qualified Prospective Purchasers contacted by Vectis Group prior to any such termination.

        (c) The provisions of Paragraphs 2, 7, 8 and 9 of this letter agreement shall survive any termination of the engagement of Vectis Group under this letter agreement and shall remain in full force and effect. Furthermore, no termination of Vectis Group's engagement hereunder shall affect the Company's obligation (i) to pay Vectis Group its Finder's Fee(s) or reimburse Vectis Group for expenses as provided for herein or (ii) under the Indemnification Agreement.

9.      General.

        (a) In connection with this engagement, Vectis Group is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company.

Mr. David H. Hayden
March 29, 2001
Page 5


        (b) No advice rendered by Vectis Group hereunder, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without Vectis Group's prior written consent.

        (c) This letter agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This letter agreement, together with the Strategic Analysis Letter Agreement dated as of March 29, 2001, the Advisory Services Letter Agreement dated as of May 30, 2001, and each of the indemnification letter agreements, constitutes the full, complete and exclusive agreement between you and Critical Path with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by an authorized officer of the Company and Vectis Group. The Company has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

        (d) The validity and interpretation of this letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules). Each of the Company and Vectis Group (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this letter agreement or the Indemnification Agreement or any of the agreements or transactions contemplated hereby or thereby.

        (e) The benefits of this letter agreement shall inure to the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder (and under the Indemnification Agreement) and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this letter agreement (and under the Indemnification Agreement) by the parties hereto shall be binding upon their respective successors and assigns.

        (f) The invalidity or unenforceability of any provision of this letter agreement or the Indemnification Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement or the Indemnification Agreement, which shall remain in full force and effect.

            [The remainder of this page is intentionally left blank.]

Mr. David H. Hayden
March 29, 2001
Page 6

We are delighted to accept this engagement and look forward to working with the Company on this assignment. If this letter agreement correctly sets forth your understanding of the agreement between Vectis Group and the Company with respect to this engagement, please sign and return to one of the enclosed copies of this letter agreement to the undersigned. This letter agreement, when executed and delivered by the Company, shall constitute a binding agreement between Vectis Group and the Company as of the date first above written.

                             Very truly yours,
                             VECTIS GROUP, LLC



                             By   /s/ Matthew Hobart
                                -----------------------------------------------
                                               Matthew T. Hobart
                                 Managing Director and Chief Financial Officer

Accepted and Agreed to as of the date first written above:

CRITICAL PATH, INC.



By   /s/ David Hayden
  ------------------------------------------
              David H. Hayden
       Executive Chairman and Founder